Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy
Vice President, Investor Relations & Corporate Communications
(302) 498-6944

Incyte Reviews Progress in Multiple Drug Development Programs and
Announces First Quarter 2007 Financial Results

Conference Call and Webcast Scheduled for 8:30 a.m. ET Today

WILMINGTON, DE — May 3, 2007—Incyte Corporation (NASDAQ:INCY) today announced recent progress in its clinical development programs for HIV, diabetes, oncology and inflammation and reported its first quarter 2007 financial results.

Paul Friedman, M.D., Incyte’s President and Chief Executive Officer, stated, “We remain on track to deliver clinical trial results from several of our programs this year, including proof-of-concept results for our 11beta-HSD1 inhibitor for diabetes, our sheddase inhibitor for solid cancers, and our JAK2 inhibitors.”

Recent Developments and Upcoming Plans in Drug Discovery and Development

CCR5 Antagonist Program for HIV

•                  For INCB9471, our lead CCR5 antagonist being developed as a once-a-day oral treatment for patients with human immunodeficiency virus (HIV) infections, we completed a 14-day Phase IIa placebo-controlled trial involving 23 patients.  Treated patients in this trial received a 200 mg once-daily dose of INCB9471.  Full results from this study, which are consistent with the positive top-line results we reported in January, will be presented at the International AIDS Society meeting in July.

Two additional cohorts in which patients will receive either 100 mg or 300 mg of INCB9471 once-daily will be evaluated; several drug interaction studies are also in progress and are expected to finish in the third quarter of this year.  Following the successful completion of these studies, we expect to initiate the first of two Phase IIb trials in the fourth quarter with the second commencing early in 2008.

•                  For INCB15050, our follow-on CCR5 antagonist, the single-dose portion of a Phase I trial is complete and the multiple-dose portion is scheduled to begin in June.  Like INCB9471, INCB15050 has the potential to be a once-a-day therapy for HIV-infected patients.

11beta-HSD1 Inhibitor Program for Diabetes

•                  For INCB13739, our lead inhibitor of 11beta-hydroxysteroid dehydrogenase type 1 (11beta-HSD1) for type 2 diabetes, we have initiated a one-month Phase IIa placebo-controlled trial.  We plan to study 24 type 2 diabetics utilizing a sensitive two-step insulin clamp protocol to determine the impact of INCB13739 on glucose production in the liver and glucose uptake in peripheral tissues such as muscle. Top-line results of this trial are expected in the third quarter of this year.  Provided these results are positive, we plan to initiate a three-month Phase II trial early in 2008.

Full results from the recently completed INCB13739 single-dose adipose fat biopsy Phase IIa study in obese insulin-resistant patients will be published as an abstract in the June supplement to the journal Diabetes, in conjunction with the American Diabetes Association Annual Scientific Sessions meeting.

Sheddase Inhibitor Program for Solid Tumors

•                  For INCB7839, our sheddase inhibitor, we continue to enroll refractory cancer patients into a Phase Ib/IIa dose-escalation trial to establish the maximum tolerated dose (MTD) and select a dose to take forward into Phase II trials.  While we have yet to reach the MTD, clinically relevant effects have been observed at the current dose and we expect to advance INCB7839 into Phase II breast cancer trials in the fourth quarter of this year.

JAK Program for Inflammation and Oncology

•                  In January, we described two new programs involving inhibitors of the Janus associated kinases (JAKs) which we believe may have significant therapeutic value as new treatments for chronic inflammatory conditions, myeloproliferative disorders, and certain other cancers.

During the first quarter of this year, we filed three Investigational New Drug Applications (INDs).  A series of clinical trials are planned for 2007 with at least one of these trials expected to provide proof-of-concept results in 2007.

CCR2 Antagonist Program

•                  For our lead CCR2 antagonist, INCB8696, we have filed the IND and plan to initiate development of this compound as a treatment for multiple sclerosis (MS), beginning with a Phase I trial in healthy volunteers.

Ongoing Drug Discovery Efforts

•                  We plan to advance into development follow-on compounds from several of the programs described above.  In addition, we have a number of compounds from novel drug discovery programs which we expect to advance into IND-enabling studies this year.

Financial Results

Cash Position

As of March 31, 2007, cash, short-term and long-term marketable securities totaled $304.9 million, compared to $329.8 million as of December 31, 2006.

During the first quarter of 2007, the Company used $24.9 million in cash and marketable securities. The Company’s cash use guidance of $88 to $95 million for 2007 remains unchanged.  This guidance excludes the in-license or purchase of products, and any funds received from our collaboration with Pfizer.

Revenues

Total revenues for the quarter ended March 31, 2007 were $7.4 million as compared to $6.5 million for the same period in 2006. The increase was primarily the result of revenues recognized under our collaborative research and license agreement with Pfizer.

Net Loss

The net loss for the quarter ended March 31, 2007 was $22.1 million, or $0.26 per share, as compared to $17.3 million, or $0.21 per share, for the same period in 2006, which included a $5.5 million gain from the sale of a portion of a strategic investment.

Included in the net loss for the quarter ended March 31, 2007 was $2.2 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $2.3 million for the same period in 2006.

Operating Expenses

Research and development expenses for the quarter ended March 31, 2007 were $23.9 million as compared to $24.8 million for the same period last year. Included in research and development expenses for the quarters ended March 31, 2007 and 2006 were non-cash expenses of $1.5 million related to the impact of expensing share-based payments, including employee stock options.

The Company expects its research and development expenses to vary from quarter to quarter, primarily due to its clinical development activities.

Selling, general and administrative expenses for the quarter ended March 31, 2007 were $3.7 million as compared to $3.9 million for the same period last year. Included in selling, general and administrative expenses for the quarters ended March 31, 2007 and 2006, respectively, were non-cash expenses of $0.7 and $0.8 million related to the impact of expensing share-based payments, including employee stock options.

Interest Income (Expense)

Interest income for the quarter ended March 31, 2007 was $4.1 million as compared to $8.9 million for the same period last year, which included a $5.5 million gain from the sale of a portion of a strategic investment. Interest expense for the three months ended March 31, 2007 was $5.9 million as compared to $3.9 million for the comparable period last year. Included in interest expense for the three months ended March 31, 2007 was a $2.0 million non-cash charge to amortize the original issue discount of the Company’s 3 1/2% Convertible Senior Notes.

Conference Call Information

Incyte will host a conference call on Thursday, May 3, 2007 at 8:30 a.m. ET to discuss the news contained in this release.  The domestic dial-in number is 877-407-8037 and the international dial-in number is 201-689-8037.  The conference ID # is 239072.

If you are unable to participate, a replay of the conference call will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and dial-in number for international callers is 201-612-7415.  To access the replay you will need the conference account number 278 and the ID number 239072.

The conference call will also be webcast live and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs to treat serious unmet medical needs.  Incyte has a pipeline with programs in HIV, diabetes, oncology and inflammation.  For additional information on Incyte, visit the Company’s web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to expectations of advancing Incyte’s preclinical and clinical compounds, completing and presenting data from several clinical ‘proof-of-concept’ and clinical trials for its compounds including Incyte’s CCR5 antagonist compound INCB9471, its 11beta-HSD1 inhibitor compound INCB13739, its sheddase inhibitor and compounds from its new JAK2 program and expectations regarding the potential utility of Incyte’s CCR5 antagonists, INCB13739 and its JAK compounds, expectations regarding the initiation and completion of additional cohorts of a Phase IIa study, drug interaction studies and additional Phase IIb studies of INCB9471, and a one-month Phase IIa and a three-month Phase II study for INCB13739, expectations based on the initial results and regarding the completion of Phase I clinical trials for Incyte’s follow-on CCR5 antagonist compound INCB15050, expectations regarding the timing of initiation of Phase I for INCB8696, the CCR2 antagonist for the treatment of multiple sclerosis, expectations regarding the initiation of clinical trials and the potential for proof-of-concept results for the new JAK2 inhibitor compounds, expectations regarding the initiation of Phase II trials for Incyte’s sheddase inhibitor, INCB7839, and expectations regarding the advancement of new follow-on compounds and new molecular entities into IND-enabling studies, and financial guidance about expected cash use and research and development expenses, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements and the ability to raise additional capital, the ability to implement technological improvements, Incyte’s ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.  Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenues:
Contract revenues	$6,074	$5,529
License and royalty revenues	1,348	936

Total revenues	7,422	6,465

Costs and expenses:
Research and development	23,906	24,757
Selling, general and administrative	3,692	3,876
Other expenses	107	201

Total costs and expenses	27,705	28,834

Loss from operations	(20,283)	(22,369)
Interest and other income, net	4,066	8,922
Interest expense	(5,930)	(3,859)

Net loss	$(22,147)	$(17,306)

Basic and diluted net loss per share	$(0.26)	$(0.21)

Shares used in computing basic and diluted net loss per share	83,985	83,627

INCYTE CORPORATION
Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31, 2007	December 31, 2006
Cash, cash equivalents, and short-term and long-term marketable securities	$304,888	$329,810
Total assets	324,933	353,603
Convertible senior notes	115,977	113,981
Convertible subordinated notes	257,222	257,122